Exhibit 8.2

中国北京建国门外大街1号国贸写字楼2座12-14层100004

12-14th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China

电话 Tel: +86 10 6563 7181 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

November 17, 2022

To: 360 DigiTech, Inc. (the “Company”)

7/F Lujiazui Finance Plaza
No. 1217 Dongfang Road
Pudong New Area, Shanghai 200122
People’s Republic of China

Dear Mesdames/Sirs,

We are qualified lawyers of the People’s Republic of China (“PRC”, for the purpose of this legal opinion, the PRC does not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the region of Taiwan) and are qualified to issue legal opinions on the PRC Laws (as defined below).

We are acting as the PRC legal adviser for 360 DigiTech, Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands in connection with the Company’s Registration Statement on Form F-3, including the prospectus and all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended in relation to the offering (the “Offering”) of Class A ordinary shares of par value US$0.00001 per share of the Company.

The opinion is rendered on the basis of PRC Laws and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. The PRC laws referred to herein are laws, regulations and rules of the mainland territory of the PRC that are currently in force on the date of this opinion (the “PRC Laws”). We have not made any investigation of, and do not express any opinions on, the laws and regulations of any jurisdiction other than the PRC.

Based on the foregoing and subject to the disclosures contained in the Registration Statement, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Registration Statement under the heading “Taxation—People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, are accurate in all material respects.

We consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the headings “Prospectus Supplement Summary—Recent Regulatory Developments”, “Enforceability of Civil Liabilities”, and “Legal Matters” in the Registration Statement.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices

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